UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 28, 2016
Date of Report (Date of earliest event reported)

CASTLIGHT HEALTH, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-36330 (Commission File Number)	26-1989091 (I.R.S. Employer Identification Number)

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Two Rincon Center
121 Spear Street, Suite 300
San Francisco, CA 94105
(Address of principal executive offices)

(415) 829-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2016, S. Steven Singh, a member of the Board of the Company, notified the Company of his decision to resign from the Board, effective immediately. Mr. Singh served as the Chair of the Compensation and Talent Committee of the Board of the Company. Mr. Singh’s decision to resign, to the knowledge of the Company’s executive officers, was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Singh is leaving the Board to focus on his expanded commitments to SAP SE.

Pursuant to the Restated Certificate of Incorporation of Castlight Health, Inc. (the “Company”), and consistent with the provisions of Delaware General Corporation Law related to staggered boards, the members of the Company’s board of directors (the “Board”) are elected to serve staggered terms and are divided into three classes, with the term of office of one class of Board members expiring at each annual meeting of the stockholders (the “annual meeting”) and with the number of directors in each class divided as nearly equal as possible.

Following the resignation of Mr. Singh as a Class II director, the Board consisted of two Class I directors (with a term expiring at the Company’s 2018 annual meeting), one Class II director (with a term expiring at the Company’s 2016 annual meeting) and three Class III directors (with a term expiring at the Company’s 2017 annual meeting).

Associated with Mr. Singh’s departure, on March 30, 2016, the Board took the following actions. The Board approved a decrease in the size of the Board from seven directors to six directors, appointed Ed Park to serve on the Compensation and Talent Committee and Bryan Roberts to serve as the Chair of the Compensation and Talent Committee. In addition, in order to ensure that the Board consists of three classes divided as evenly as possible, David Singer, a Class III director of the Company, resigned as a Class III director, and, the Board appointed Mr. Singer as a Class II director, to serve with a term expiring at the Company’s 2016 annual meeting or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Singer’s resignation and reappointment were effected solely to reclassify the Board in order to have three classes divided as evenly as possible. For all other purposes, Mr. Singer’s service on the Board is deemed to have continued uninterrupted without any break in service since the date he first joined the Board in 2010. Mr. Singer currently serves and will continue to serve on the Nominating and Corporate Governance Committee and as the Chairman of the Audit Committee. There is no arrangement or understanding between Mr. Singer and any other person pursuant to which Mr. Singer was appointed to serve as a Class II director.

Item 8.01 Other Events.

On March 28, 2016, the parties to the consolidated class action lawsuit against the Company and certain of the Company’s current and former directors and executive officers, significant stockholders and underwriters of its initial public offering reached a mutually acceptable resolution by way of a mediated cash settlement. The aggregate amount of the settlement under the agreement in principle is $9.5 million. Of the total cash to be provided in the settlement, the agreement in principle calls for the Company to contribute $800,000, with the remainder to be covered by the Company’s D&O insurance.  In that regard, the Company intends to pay the balance of its self-insured retention, or deductible portion under its insurance policy, during the quarter ended June 30, 2016. The estimated amount remaining to be paid on the self-insured retention is approximately $1.9 million. While the Company believes it has meritorious defenses to the litigation, the Company is satisfied with this resolution given the risks and expenses associated with further litigation. The settlement is subject to final documentation and court approval.

Except as required by law, the company undertakes no obligation to update or revise this disclosure, whether as a result of new information, future events or otherwise, after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASTLIGHT HEALTH, INC.
Date: April 1, 2016	By:	/s/ John C. Doyle
John C. Doyle
Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)